Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 3, 2003, is made by and among EBM Solutions, Inc., a Delaware corporation (the “Company”), and HealthGate Data Corp., a Delaware corporation (the “Buyer”).

RECITALS:

WHEREAS, the Company is engaged in the business of developing, reviewing, customizing, marketing, and delivering clinical guidelines, applications and related services (the “Business”);

WHEREAS, the Company desires to sell to the Buyer, and the Buyer desires to purchase from the Company, substantially all of the assets and to assume certain liabilities of the Company as set forth herein, all on the terms and conditions hereinafter set forth (the “Asset Purchase”);

WHEREAS, the Company intends to dissolve and distribute the Share Consideration and Warrant (each as defined below) to its stockholders in accordance with its Certificate of Incorporation promptly following the Asset Purchase;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1                                 Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company shall sell, transfer and deliver to the Buyer, free and clear of all liens, mortgages, charges, security interests, pledges or other encumbrances or adverse claims or interests of any nature (“Encumbrances”)(other than those liabilities being expressly assumed by the Buyer as provided in Section 1.3 below), and the Buyer shall purchase from the Company, all of the right, title and interest of the Company in and to all property and assets (other than Excluded Assets as defined below) owned by the Company that are used in or arise out of the conduct of the Business, wherever located and whether or not all or any of said property and assets appear on or are reflected on the Company’s books, records or financial statements (collectively, the “Assets”), including, but not limited to, the following:

(a)                                  Software. All software (including object and source code, in machine readable and listing form), documentation (including internal documentation, documentation made available to customers and training materials), flowcharts, source code notes, software tools, compilers, test routines and information, in whatever form, and all revisions, release levels and versions of the foregoing, used in the Business, offered for sale or license by the Company, developed by or for the Company, or in the possession of the Company, including, but not limited to the Software listed on Schedule 1.1(a) (collectively, the “Software”);

(b)                                 Intellectual Property. All proprietary information of the Company, including all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and any derivatives thereof; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and customer and supplier lists and related information and all other proprietary rights relating to the design, manufacture, sale or service of products or the sale of services, and the conduct of the Business, including, but not limited to the rights listed on Schedule 1.1(b) (collectively, the “Proprietary Rights”);

(c)                                  Hardware and Equipment, Office Furniture, etc.. All computer hardware and equipment, including, but not limited to, all processors and peripherals used in the Business and necessary for the operation and support of the Software and the hardware and equipment, office furniture and telephone systems listed on Schedule 1.1(c);

(d)                                 Contracts. All rights of the Company under the contracts listed on Schedule 1.1(d) (collectively, the “Assumed Contracts”);

(e)                                  Customers. All customer lists relating to the Business of the Company and all records of customer accounts relating to the Business of the Company on the Closing Date;

(f)                                    Goodwill. All goodwill relating to the Business;

(g)                                 Records. All records and files of the Company relating to the Assets and the Business including, but not limited to, sales and purchase correspondence, books of account and employment records;

(h)                                 Licenses, Permits and Approvals. All rights of the Company in and to permits, licenses, franchises, approvals, authorizations and consents by or of federal, state, local or foreign governmental authorities or third parties (“Permits”) relating primarily to, or necessary for the continued conduct of, the Business or required in connection with ownership or operation of the Assets, to the extent assignable, including, but not limited to the Permits listed on Schedule 1.1(h);

(i)                                     Claims. All causes of action, claims, warranties, guarantees, refunds, rights of recovery and set-off of every kind and character of the Company, if related to the Assets or arising in connection with the Business;

(j)                                     Accounts Receivable. All accounts receivable arising from the Company’s operation of the Business;

(k)                                  Internet Related Assets. Any website, web page, Internet address, URL or other identifying materials published on the Internet by the Company relating to the Business, including, but not limited to the domain names listed on Schedule 1.1(k); and

(l)                                     Cash.  Cash on hand or in bank accounts which shall equal the amount described in Section 8.2(b).

(m)                               Other Property. All other properties and assets owned or held by the Company that are used in, or are necessary for the continued conduct of, the Business as of the Closing Date, whether or not of a type falling within any of the categories of assets or properties described above.

1.2                                 Excluded Assets. Except as set forth on Schedule 1.3, the following properties and assets of the Company shall not be deemed part of the Assets and shall be retained by the Company and shall be expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(a)                                  Claims. All causes of action, claims, rights of recovery and set-off of the Company not relating to the Assets or arising out of the conduct of the Business;

(b)                                 Employment Agreements and Employee Benefit Plans and Arrangements. All employment agreements between the Company and any of its employees and all Employee Benefit Plans and Arrangements of the Company and any and all rights to the assets thereof;

(c)                                  Collective Bargaining Agreements. All collective bargaining agreements of the Company, if any; and

(d)                                 Certain Contracts. All contracts of the Company not expressly assumed by the Buyer pursuant to Section 1.1(d).

1.3                                 Limited Assumption of Liabilities.  Except as set forth in this Section 1.3, the Buyer will not and shall not assume, agree to pay, perform or discharge or in any way be responsible for any debts, liabilities or obligations of the Company, including, but not limited to, those debts, liabilities or obligations (i) relating to Tax (as defined in Section 3.16) or Litigation (as defined in Article III), (ii) arising out of or relating in any way to the Assets or the Business or (iii) of the Company of any kind or nature whatsoever (all such liabilities and obligations not being assumed by the Buyer are referred to as “Excluded Liabilities”), except for (x) assumption of the performance of the Company’s obligations arising after the Closing Date under the Assumed Contracts and (y) those liabilities in the amounts described and set forth on Schedule 1.3 (collectively, the “Assumed Liabilities”).

ARTICLE II

CONSIDERATION AND MANNER OF PAYMENT

2.1                                 Purchase Price. In consideration for the sale of the Assets to the Buyer hereunder,

and as the purchase price for the Assets (the “Purchase Price”), Buyer shall deliver to the Company at Closing: (a)  seven hundred fifty-two thousand forty-eight (752,048) shares (the “Share Consideration”) of the Buyer’s Common Stock, $0.03 par value per share (the “Common Stock”) and (b) a warrant in the form of Exhibit A hereto to purchase up to 333,333 shares of Buyer’s Common Stock at a purchase price of $1.20 per share (the “Warrant”), in each case registered in the name of the Company.

2.2                                 Restricted Securities. The Company acknowledges that the shares of Common Stock representing the Share Consideration and the Warrant have not been registered under the Securities Act of 1933 (the “Act”) and are “restricted securities,” as further described in Section 3.20 below.

2.3                                 Allocation of Purchase Price. Buyer will propose an allocation of the Purchase Price in accordance with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  Subject to the Company’s agreement with such allocation, which will not be unreasonably withheld, Buyer and the Company each agree to report the federal, state and local income tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, in a manner consistent with such allocation.

ARTICLE III

COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to the Buyer as set forth in this Article III, except as set forth on the Schedule of Exceptions attached hereto, specifically identifying the relevant sections of this Article III to which each such exception applies, which exceptions shall be deemed to modify the representations and warranties made hereunder.

For purposes of this Agreement:

“Knowledge” or “Known” with respect to Buyer or the Company (including references to Buyer or the Company being aware of a particular matter) shall mean those facts that are known by any officer of Buyer or the Company, in each case after such inquiry as is reasonable in connection with the transactions contemplated by this Agreement and with the performance of his or her duties and responsibilities as an officer of Buyer or the Company, as applicable.

“Litigation” means any suit, action, cause of action (whether at law or in equity), arbitration, claim, complaint, proceeding, investigation or criminal prosecution.

“Material Adverse Effect” means any change, effect, matter, event, occurrence or circumstance that has or would reasonably be expected to have a material adverse effect on (i) the business, assets or properties (including intangible assets or properties), liabilities, results of operations or financial condition of Buyer or the Company, as applicable or (ii) the ability of Buyer or the Company, as applicable, to perform its obligations under this Agreement.

3.1                                 Organization; Power; Good Standing; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite legal and corporate power and authority to own and operate its Assets and to carry on its Business as now conducted, to execute and deliver this Agreement and to carry out the provisions of this Agreement. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in the State of Tennessee and each other jurisdiction in which the failure so to qualify would have a Material Adverse Effect on the Company

3.2                                 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally. Except for the obtainment of the requisite approval of the Company’s stockholders, which shall be obtained prior to Closing, the Company’s execution, delivery and performance of this Agreement and the Company’s consummation of the transactions contemplated hereby have been duly and validly authorized by all corporate action required of the Company by applicable law, its Amended and Restated Certificate of Incorporation (the “Charter”) or Bylaws. Notwithstanding anything to the contrary herein, the Company hereby acknowledges, represents and warrants that its Board of Directors has approved this Agreement and the transactions contemplated hereby, has declared this Agreement and the transactions contemplated hereby to be advisable and in the best interests of the Company and shall within 3 business days hereof submit the same to the stockholders of the Company for their approval.

3.3                                 Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority or other person or third party (other than the Company’s Board of Directors and stockholders) is required on the part of the Company in connection with the Company’s valid execution, delivery, or performance of this Agreement.

3.4                                 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

3.5                                 Contracts and Other Commitments. The Company does not have and is not bound by any contract, agreement, lease, commitment, judgment, order, writ or decree, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business, do not involve more than $1,000 and do not extend for more than one year beyond the date hereof, (ii) sales contracts entered into in the ordinary course of business, (iii) contracts terminable at will by the Company on no more than thirty (30) days’ notice without cost or liability to the Company and that do not involve any employment or consulting arrangement and are not material to the conduct of the Company’s Business, and (iv) confidentiality agreements. For the purpose of this paragraph, employment and consulting contracts and contracts with labor unions, and license agreements and any other agreements relating to the Company’s acquisition or disposition of patent, copyright, trade secret or other proprietary rights or technology (other than standard end-user license agreements) shall not be considered to be contracts entered into in the ordinary course of business.

All contracts, agreements, leases or instruments (including those indicated on the Schedule of Exceptions) to which the Company is a party are valid and binding upon the Company and, to the Company’s Knowledge, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Neither the Company nor, to the Company’s Knowledge, any other party is in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Assumed Contract, nor, to the Company’s Knowledge, does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver has been granted by any party under any Assumed Contract.  The Company has not received notice of and has no Knowledge of any fact which would result in a termination, repudiation or breach of any Assumed Contract

3.6                                 Intentionally Omitted.

3.7                                 Related-Party Transactions. No employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, not in excess of $1,000 in the aggregate, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). To the Knowledge of the Company, no officer or director of the Company or a member of his or her immediate family who shares his or her household has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that such persons may own stock in publicly traded companies that may compete with the Company. No officer, director, or stockholder or any member of their immediate families is, directly or indirectly, a party to any contract or transaction with the Company.

3.8                                 Permits. The Company has all Permits necessary for the conduct of its Business as now being conducted by it, the lack of which reasonably could have a Material Adverse Effect on the Company. The Company is not in default in any material respect under any of such Permits.

3.9                                 Compliance With Instruments and Laws. The Company is not in violation, default or breach of (i) any provision of its Charter or Bylaws, (ii) any provision of any mortgage, indenture, agreement, instrument, or contract to which it is a party or by which it is bound, which violation, default or breach reasonably could have a Material Adverse Effect; or, (iii) to the Company’s Knowledge, any federal or state judgment, order, writ, decree, statute, rule, regulation or restriction applicable to the Company. Neither the execution, delivery, or performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, will result in any such violation, default or breach or constitute, with or without the passage of time or giving of notice, either a default under any such provision or an event that results in the creation of any Encumbrance upon any Assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to the Company, its Business or operations, or any of its Assets (which, in the case of any such suspension, revocation, impairment, forfeiture or nonrenewal, could reasonably have a Material Adverse Effect), or violate or breach any law, statute, ordinance, rule or regulation, including without limitation bulk sales or fraudulent conveyance laws, or result in the acceleration of any indebtedness or other obligation of the Company.

3.10                           Litigation. Except as set forth on Schedule 3.10, there is no Litigation pending or, to the Company’s Knowledge, threatened against the Company, including, without limitation, any Litigation: (a) that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, (b) that might result, either individually or in the aggregate, in any Material Adverse Effect on the Company, or affect or question the Company’s ownership of the Assets, (c) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s Business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers, or (d) negotiations by the Company with potential backers of, or investors in, the Company or its proposed Business. The Company is not a party to or, to its Knowledge, named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no Litigation by the Company currently pending or that the Company currently intends to initiate.

3.11                           Assets. Except for the Excluded Assets, the Assets constitute all of the property and assets which are considered part of the Business and all of the assets necessary to conduct the Business as presently conducted. The Company holds and has the right to convey, and upon the consummation of the transactions contemplated by this Agreement, the Company will have conveyed and Buyer will be vested with, good and marketable title and interest in and to the Assets being sold by the Company hereunder, free and clear of all Encumbrances. Such transfer of the Assets free and clear of all Encumbrances shall not affect the Buyer’s obligation to assume the Assumed Liabilities pursuant to Section 1.3.

3.12                           Financial Information. The Company has delivered or made available to the Buyer certain audited financial statements (including a balance sheet, income statement and statement of cash flows) relating to the Company as of and for the periods ended December 31, 2000 and 2001 and unaudited financial statements (including a balance sheet, income statement and statement of cash flows) relating to the Company as of and for the periods ending December 31, 2002 and August 31, 2003 (the “Financial Statements”).  The audited Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and fairly present the financial condition and operating results of the Company as of the dates, and for the periods indicated therein.  The unaudited Financial Statements have been prepared in accordance with GAAP, except as set forth on Schedule 3.12 and for the absence of notes, and fairly present the financial condition and operating results of the Company as of the dates, and for the periods indicated therein, subject to normal year-end adjustments.  Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to August 31, 2003, (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements and (iii) obligations disclosed on Schedule 3.12 hereto, which, in the case of (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm, or corporation. Except as set forth on Schedule 3.12, the Company is current on all debts, taxes, accounts payable and leases.  As of the date of this Agreement, the Company has accounts receivable in the amount of $125,958, all of which are bona fide accounts receivable.

3.13                           Changes. Since December 31, 2002, there have not been:

(a)                                  any change in the Assets, liabilities, financial condition, or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not had a Material Adverse Effect on the Company;

(b)                                 any damage, destruction or loss, whether or not covered by insurance, affecting the Assets, Business, prospects (to the Company’s Knowledge), or financial condition of the Company;

(c)                                  any waiver or compromise by the Company of a valuable right or of a debt owed to it;

(d)                                 any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(e)                                  any material change to a material contract or material arrangement to which the Company is a party or by which the Company or any of its Assets is bound or subject;

(f)                                    any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company;

(g)                                 any sale, assignment, or transfer of any Proprietary Rights, or other intangible Assets;

(h)                                 any resignation or termination of employment of any employee of the Company;

(i)                                     receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(j)                                     any Encumbrance created by the Company with respect to any of its Assets, except liens for taxes not yet due or payable;

(k)                                  any loan or guarantee made by the Company to or for the benefit of its employees, stockholders, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l)                                     any declaration, setting aside, or payment of any dividend or other distribution of the Company’s Assets in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(m)                               any other event or condition of any character that might have a Material Adverse Effect on the Company; or

(n)                                 any agreement or commitment by the Company to do any of the things described in this Section 3.13.

3.14                           Intellectual Property. The Company owns or possesses sufficient legal rights to all Proprietary Rights necessary for its Business as now conducted and as proposed to be conducted, without any conflict with, or infringement of the rights of others. Schedule 1.1(b) contains a complete list of patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyright registrations and licenses presently used by the Company or necessary for the conduct of the Company’s Business as now conducted, as well as any agreement under which the Company has access to any confidential information used by the Company in its Business. Except for agreements with its own employees or consultants concerning inventions developed while working for or on behalf of the Company, substantially in the form referenced or described in the Schedule of Exceptions, and standard end-user license agreements, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes of any other person or entity. The Company has not received any communications alleging, nor has it any Knowledge or reasonable cause to believe, that the Company has violated or infringed or, by conducting its Business as proposed, would violate or infringe any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company, conflict with the Company’s Business as conducted or proposed to be conducted or interfere with the Company’s ownership of the Assets. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s Business by the employees of the Company, nor the conduct of the Company’s Business as now conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. To the Company’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company’s Proprietary Rights by any other person or entity.  There are no royalties, fees or other payments payable by the Company to any person, entity, or group by reason of the ownership, development, use, license, sale or disposition of the Company’s Proprietary Rights, other than salaries paid to employees in the ordinary course of business.

3.15                           Software. There are no Known material errors, material malfunctions or material defects in the Software; there is no Known unauthorized use of the Software or any portion thereof by any third party; and the Company has not entered into any agreement (written or oral) with regard to the Software.

3.16                           Tax Returns. The Company has filed on a timely basis all Tax Returns that it is required to have filed in connection with the Assets or the operation of the Business, and such returns are true and correct in all material respects. The Company has paid all Taxes, interest and penalties, if any, reflected on such Tax Returns or otherwise due and payable by it in connection with the Assets or the operation of the Business. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and there are no present audits of or disputes as to Taxes payable by the Company in connection with the Assets or the operation of the Business. There are no unexpired waivers of any statute of limitations with respect to any Taxes relating to the Business or the Assets, and the Company is not a party to any action or proceedings by any governmental authority for the collection or assessment of Taxes relating to the Business or the Assets. “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto). “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

3.17                           Insurance. The Company has in full force and effect fire, casualty and general liability insurance policies, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its Assets that might be damaged or destroyed.  A complete list of such policies is set forth on the Schedule of Exceptions.

3.18                           Suppliers and Customers. Except as set forth on Schedule 3.18, no customer or supplier has taken, and the Company has not received any notice, nor has it any Knowledge or reasonable cause to believe, that any customer or supplier of the Company contemplates taking, or may take as a result of the transactions contemplated by this Agreement, any steps that could terminate, modify or otherwise disrupt the business relationship of the Company with such customer or supplier or could result in a diminution in the value of the Company in a manner that, in either event, would have a Material Adverse Effect on the Company.

3.19                           Employee Benefit Plans and Arrangements. The Company has not maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to, or to pay any benefits or grant rights under or with respect to, any “Employee Pension Benefit Plan,” “Employee Welfare Benefit Plan” or “Multi-Employer Plan” (all as defined in ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the employees or former employees or beneficiaries thereof of the Company, personnel policy (including, but not limited to, vacation time, holiday pay, bonus programs and sick leave), bonus or incentive plan (including, but not limited to, stock options and restricted stock), employment agreement, consulting agreement or any other benefit, program or contract (collectively, “Employee Benefit Plans and Arrangements”). All information and documentation requested by the Buyer pertaining to agreements, plans or arrangements with employees of the Company has previously been provided to the Buyer, and such information is complete and correct in all material respects. The Company is not and has not been a party to any collective bargaining agreement or other contract with any labor union or employee representative.

3.20                           Securities Laws.

(a)                                  Purchase Entirely for Own Account. This Agreement is made with the Company in reliance upon the Company’s representation to Buyer, which by the Company’s execution of this Agreement the Company hereby confirms, that except as provided in the final sentence of this Section 3.20(a), the Company is acquiring the Share Consideration and Warrant for investment for the Company’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Company has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Company further represents that, except as provided in the final sentence of this Section 3.20(a), the Company does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Share Consideration or Warrant.  Notwithstanding the foregoing, it is understood and agreed that the Company may transfer the Share Consideration and Warrant in compliance with applicable securities laws to the Company’s stockholders in connection with the liquidation and dissolution of the Company that is expected to occur following the Closing.

(b)                                 Disclosure of Information. The Buyer has provided the Company with all information the Company has requested for deciding whether to acquire the Share Consideration and Warrant. The Company represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the business, properties, prospects and financial condition of Buyer.  The foregoing, however, does not limit or modify the representations and warranties of Buyer in Article IV of this Agreement or the right of the Company to rely thereon.  The Company acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Share Consideration.

(c)                                  Restricted Securities.  The Company understands that the shares of Common Stock representing the Share Consideration are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.

(d)                                 Further Limitations on Disposition. Without in any way limiting the above, the Company agrees not to make any disposition of all or any portion of the Share Consideration and Warrant unless, and until the transferee has provided in writing for the benefit of Buyer representations substantially similar to those set forth in this Section 3.20, and:

(i)                                     There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)                                  The Company shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by Buyer, the Company shall have furnished the Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such shares under the Act; or

(iii)                               The disposition is made in connection with the liquidation and dissolution of the Company that is expected to occur following the Closing and each stockholder of the Company receiving any portion of the Share Consideration or Warrant in connection with such disposition executes and delivers to Buyer a Transferee Acknowledgement Statement in the form of Exhibit F hereto.

(e)                                  Legend. The Company acknowledges that the certificate evidencing the Share Consideration shall bear a legend substantially as follows:

“The shares represented by this Certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, and applicable state securities laws.  Such shares may not be sold or transferred in the absence of such registration or unless the Corporation receives an opinion of counsel reasonably acceptable to it stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of said Act, and applicable state securities laws.  Copies of the agreements covering the purchase of these shares and restricting their transfer may be obtained at no cost by written request made by the holder of record of this Certificate to the Secretary of the Corporation at the principal executive offices of the Corporation.”

3.21                           Reliance Upon Professional Advice. The Company confirms that it has relied on its own professional accounting, tax, legal and financial advisors with respect to the transactions contemplated by this Agreement. The Company understands that the Buyer makes no representation or warranty of any kind with respect to any tax consequences relating to the transactions contemplated by this Agreement.

3.22                           Brokers. The Company has not sought the services of, engaged or paid, and is not liable for any fees to, a broker, underwriter or a finder in connection with the proposed sale or purchase of the Business or the Assets.

3.23                           Information Concerning Consortium. Except as set forth on Schedule 3.23, the Company is not aware of, and does not have any information concerning, the actual or potential withdrawal of any members of the Consortium, as that term is defined in that certain Participation Agreement, dated February 19, 2000, by and among the Buyer and the Participating Institutions which are parties thereto (the “Consortium”).

3.24                           Voting Agreement.  The parties to the Voting Agreement of even date herewith between Buyer and certain stockholders of the Company hold a majority of the Company’s outstanding stock and sufficient shares of each class of the Company’s stock to approve this Agreement and the transactions contemplated hereby in accordance with the Charter at a stockholders meeting or by written consent.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

The Buyer hereby represents and warrants to the Company that, except as set forth on the Schedule of Exceptions attached hereto, specifically identifying the relevant sections of this Article IV to which each such exception relates, which exceptions shall be deemed to modify the representations and warranties made hereunder:

4.1                                 Organization; Power; Good Standing; Qualification. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite legal and corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted, to execute and deliver this Agreement, to issue the Share Consideration and the Warrant, and to carry out the provisions of this Agreement.  The Buyer is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in the Commonwealth of Massachusetts and each other jurisdiction in which the failure to qualify would have a Material Adverse Effect on the Buyer.

4.2                                 Authorization. All corporate action on the part of the Buyer, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Buyer hereunder, and the authorization, issuance and delivery of the Share Consideration and Warrant being issued hereunder has been taken or will be taken prior to the Closing.  This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.  The Buyer’s execution, delivery and performance of this Agreement and the Buyer’s consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate action required of the Buyer by applicable law, its Certificate of Incorporation or Bylaws.

4.3                                 Valid Issuance. The Share Consideration that is being issued to the Company hereunder, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable, and will be free of all Encumbrances and restrictions on transfers other than those under applicable federal and state securities laws.  The shares of Common Stock issuable under the Warrant have been validly reserved for issuance and when issued in conformance with the Warrant will be validly issued, fully paid, and nonassessable, and will be free of all Encumbrances and restrictions on transfers other than those under applicable federal and state securities laws.

4.4                                 Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority or other person or third party (other than the Buyer’s Board of Directors) is required on the part of the Buyer in connection with the Buyer’s valid execution, delivery, or performance of this Agreement or the issuance of the Share Consideration and Warrant by the Buyer, except for filings pursuant to the Act and applicable blue sky laws, which filings may properly be effected after the Closing.

4.5                                 Validity. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

4.6                                 Financial Statements; SEC Reports; Absence of Changes.

(a)                                  Since January 2000, Buyer has filed with the Securities and Exchange Commission (“SEC”) all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy materials, registration statements and other materials required to be filed by it pursuant to the federal securities laws and has made all other filings with the SEC required to be made (collectively, the “SEC Filings”).  The SEC Filings did not, as of their respective filing dates, mailing dates or effective dates, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The audited and unaudited consolidated financial statements of Buyer included in the SEC Filings fairly present the financial position of Buyer and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the respective periods then ended in conformity with GAAP applied on a consistent basis (except as stated in such financial statements or notes thereto).  The foregoing sentence is subject, in the case of the unaudited financial statements, to normal year-end audit adjustments.

(c)                                  Since June 30, 2003, there has not been any change in the assets, liabilities, financial condition, or operating results of Buyer from that reflected in the financial statements included in Buyer’s Quarterly Report on Form 10-Q filed with the SEC for the period ended

June 30, 2003 (except changes in the ordinary course of business or consistent with Buyer’s historical results) or any other event or condition of any character that would have a Material Adverse Effect on Buyer.

4.7                                 Private Offering. Subject in part to the truth and accuracy of the representations of the Company set forth in this Agreement, the issuance of the Share Consideration and Warrant as contemplated by this Agreement is exempt from the registration requirements of the Act, and neither the Buyer nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.8                                 Capitalization. The authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (“Buyer Preferred Stock”).  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights.  As of the date of this Agreement, 4,261,606 shares of Common Stock were issued and outstanding, 1,112,915 shares of Common Stock are issuable pursuant to outstanding stock options issued and an additional 233,467 shares of Common Stock are reserved for issuance under Buyer’s Amended and Restated 1994 Stock Option Plan (excluding options issuable to Company’s directors, officers and employees upon the Closing of this Agreement) and no shares of Buyer Preferred Stock were issued and outstanding.  Except as described in this Section 4.8 and except for warrants issuable to Duke University Medical Center for 30,000 shares of Common Stock, no shares of capital stock or other equity securities of the Buyer are authorized and there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, SARs, stock-based performance units, commitments, agreements, arrangements or undertakings of any kind to which the Buyer or any of its subsidiaries is a party or by which any of them is bound obligating the Buyer or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Buyer or any of its subsidiaries or obligating Buyer or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, unit, commitment, agreement, arrangement or undertaking.

4.9                                 Litigation.   Except as set forth in the SEC Filings, there is no Litigation pending or, to the Buyer’s Knowledge, threatened against the Buyer, including, without limitation, any Litigation: (a) that questions the validity of this Agreement or the right of the Buyer to enter into this Agreement, or to consummate the transactions contemplated hereby or (b) that might result, either individually or in the aggregate, in any Material Adverse Effect on the Buyer.  The Buyer is not a party to or, to its Knowledge, named in or subject to, any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no Litigation by the Buyer currently pending or that the Buyer currently intends to initiate.

4.10                           Brokers.  The Buyer has not sought the services of, engaged or paid, and is not liable for any fees to, a broker, underwriter or a finder in connection with the proposed sale or purchase of the Business or the Assets.

4.11                           Noncontravention.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its Certificate of Incorporation or Bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

4.12                           Full Disclosure.  The Buyer has provided the Company with all information which the Company has requested for deciding whether to enter into this Agreement.  Neither this Agreement nor the Exhibits hereto contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

CLOSING

5.1                                 Time and Place. The consummation of the Asset Purchase and other transactions that are the subject of this Agreement will be closed (the “Closing”) at the offices of Rich May, a Professional Corporation at 10:00 a.m., local time, on Monday, October 27, 2003, or such other date, time and place as the Company and Buyer mutually agree (the “Closing Date”).  The parties agree that the Closing Date may be extended by the Company to a date on or before Monday, November 3, 2003 (but no later) if the Company is capable of satisfying all the conditions set forth in Sections 8.1 and 8.2 except 8.2(k)(2) (termination agreement with Mt. Sinai NYU Health).

5.2                                 Deliveries of the Company. At the Closing, the Company will execute and deliver or cause to be executed and delivered to the Buyer:

(a)                                  Instruments of Conveyance. Such bills of sale with respect to the Assets, assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer, as shall be effective to vest in the Buyer full, complete and marketable right, title and interest in and to the Assets in form and substance reasonably satisfactory to the Buyer;

(b)                                 Consents. Copies of all written consents obtained in connection with the transfer of the Assumed Contracts and the Permits, in form and substance reasonably satisfactory to the Buyer;

(c)                                  Opinion of Counsel. An opinion of the Company’s counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer;

(d)                                 Corporate Documents. The Charter and bylaws of the Company, as applicable and amended to date, each certified by an appropriate officer of the Company as in effect at the Closing;

(e)                                  Good Standing Certificates. Certificates of Good Standing, dated not more than five (5) days prior to the Closing Date, with respect to the Company issued by the office of the state of incorporation or organization of such entity and by the secretary of state of each jurisdiction in which the Company is qualified to do business as a foreign corporation;

(f)                                    Resolutions. Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby;

(g)                                 Lien and Encumbrance Searches. Such Uniform Commercial Code lien searches and such other instruments showing that there are no financing statements, judgments, taxes, liens or other Encumbrances outstanding against the Company or any of the Assets (except for such financing statements, judgments, taxes or other liens or Encumbrances which will be removed prior to or on the Closing Date and for which the Company delivers to the Buyer written evidence of such removal in form and substance satisfactory to the Buyer at the Closing); and

(h)                                 Closing Certificate.  The closing certificate of the President and Chief Executive Officer of the Company as described in Section 8.2(e) and (f) with respect to the representations and warranties of the Company and performance by the Company of its obligations under this Agreement as of the Closing Date.

(i)                                     Other Documents. Such other documents and instruments as the Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Buyer shall be in form and substance reasonably satisfactory to Rich May, a Professional Corporation, counsel for the Buyer.

5.3                                 Deliveries of the Buyer. At the Closing, the Buyer will deliver to the Company simultaneously with delivery of the items referred to in Section 5.2 above:

(a)                                  Consideration. Delivery of the Share Consideration and Warrant as the Purchase Price for the transaction;

(b)                                 Resolutions. A copy of resolutions of the Board of Directors of the Buyer, certified by the secretary thereof as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by the Buyer;

(c)                                  Instruments of Assumption. Instruments evidencing the assumption of all Contracts and Permits to be assumed by the Buyer hereunder and of the Assumed Liabilities;

(d)                                 Corporate Documents. Certificate of Incorporation documents and bylaws, as applicable and amended to date, each certified by an appropriate officer of the Company as in effect at the Closing;

(e)                                  Good Standing Certificates. A Certificate of Good Standing, dated not more than five (5) calendar days prior to the Closing Date, with respect to the Buyer issued by the office of the Secretary of State of Delaware;

(f)                                    Opinion of Counsel. An opinion of the Buyer’s counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company;

(g)                                 Closing Certificate.  The closing certificate of the President and Chief Executive Officer of the Buyer as described in Section 8.3(a) and (b) with respect to the representations and warranties of the Buyer and performance by the Buyer of its obligations under this Agreement as of the Closing Date.

(h)                                 Other Documents. Such other documents and instruments as the Company or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Company shall be in form and substance reasonably satisfactory to Bass, Berry and Sims PLC, counsel for the Company.

5.4                                 Registration Rights Agreement. At the Closing, the Company and Buyer shall execute the Registration Rights Agreement attached hereto as Exhibit B (the “Registration Rights Agreement”).

ARTICLE VI

PRE-CLOSING COVENANTS

During the period from the date of this Agreement and continuing until the Closing Date, the Company agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that the Buyer shall otherwise consent in writing):

6.1                                 No Transfer or Inconsistent Action. The Company shall not in any way encumber any of the Assets prior to the Closing Date or take any action inconsistent with the approval and consummation of this Agreement and the transactions contemplated hereby.

6.2                                 Conduct of Business in Ordinary Course. The Company shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business and the condition and value of the Assets shall not be impaired in any material respect at the Closing Date.

In furtherance and not in limitation of the foregoing, the Company will not:  (i) enter into any new employment, severance, consulting, or other compensation agreement with any existing employee, (ii) otherwise amend an existing or enter into a new Employee Benefit Plan or amend or enter into a new collective bargaining agreement, (iii) sell, lease, transfer or otherwise dispose of any of the Assets, except in the ordinary course of business consistent with past practice or as required by contractual obligations existing on the date hereof or (iv) create or permit to exist any new Encumbrance on any of the Assets.

In addition, the Company agrees that the only payments it has made or it shall make beginning October 1, 2003 are those payments expressly approved in writing with reference to this Section 6.2 by the Chief Financial Officer of Buyer.

6.3                                 No Breach of Representations, Warranties or Covenants. The Company shall not undertake any action or fail to take any action that will or would reasonably be expected to result in a breach of the Company’s representations, warranties and covenants as made again as of the Closing Date (except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date).

6.4                                 No Solicitation. (a) The Company shall not authorize or permit any of the Company’s officers, directors or employees or any banker, financial advisor, attorney, accountant or other representative or agent retained by any of them to (i) solicit, initiate or encourage (including by way of furnishing information, except for information furnished in accordance with Section 6.4(b)), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company, or any proposal or offer to acquire in any manner a material equity interest in, or a material portion of the Assets or Business (an “Acquisition Proposal”), other than the transactions contemplated by this Agreement or (ii) except as permitted in Section 6.4(b), agree to or endorse any such proposal or engage in any negotiations or discussions with any person relating to such proposal.

(b)                                 Notwithstanding the foregoing, in response to any Acquisition Proposal which has not been solicited in violation of Section 6.4(a), the Company may furnish information concerning its business, properties or assets to the person or entity (a “Potential Acquiror”) making such unsolicited Acquisition Proposal and participate in negotiations with the Potential Acquiror if (i) the Company’s Board of Directors concludes in good faith that such Potential Acquiror is reasonably capable of consummating such Acquisition Proposal, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Potential Acquiror making the Acquisition Proposal, and that such Acquisition Proposal could reasonably be expected to result in a Superior Offer (as defined below), (ii) the Company’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable laws of the State of Delaware, (iii) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Potential Acquiror, the Company (A) gives Buyer written notice of the identity of such Potential Acquiror and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Potential Acquiror, (B) provides Buyer with a copy of any written offer (or if such offer is not in writing, a written summary of the terms thereof) and all other materials received by the Company and its representatives and affiliates in connection therewith, (C) receives from such Potential Acquiror an executed confidentiality agreement containing terms substantially similar to the terms of that certain confidentiality agreement between the Company and Buyer, dated as of May 8, 2003 (the “Confidentiality Agreement”), and (D) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Buyer (to the extent such information has not been previously furnished by the Company to Buyer).  The Company will keep Buyer fully informed of amendments or proposed amendments to any such Acquisition Proposal.  In addition to the foregoing, the Company shall provide Buyer with at least two business days prior written notice of a meeting of the Company’s Board of Directors at which meeting the Company’s Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

(c)                                  The Board of Directors of the Company (i) shall not withdraw or modify or propose to withdraw or modify, in any manner adverse to Buyer, the approval or recommendation of such Board of Directors of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the Company’s Board of Directors reasonably determines in good faith,  that such Acquisition Proposal is a Superior Offer and the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under applicable laws of the State of Delaware.

(d)                                 The term “Superior Offer” means an Acquisition Proposal that the Board of Directors of the Company determines in good faith (i) is more favorable to the Company’s stockholders from a financial point of view than this Agreement and the Potential Acquiror making such Acquisition Proposal has demonstrated that any necessary financing has been obtained or, in the reasonable judgment of the Company’s Board of Directors, such Potential Acquiror is reasonably likely to obtain such financing, (ii) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account, legal, financial, regulatory and other aspects of the Acquisition Proposal and the person or entity making the Acquisition Proposal, and (iii) that the failure to approve such Acquisition Proposal would reasonably be likely to be inconsistent with its fiduciary duties under applicable laws of the State of Delaware.

6.5                                 Investigation. The Company shall afford the Buyer the full opportunity to complete any due diligence that remains outstanding following the execution of this Agreement. The Company shall grant the Buyer and its authorized agents and representatives, full and complete access at all reasonable times to the officers and personnel of the Company, the premises of the Business and to the books, records, financial information and other documents and materials regarding the Assets and the Business. In the event that the Buyer has not already contacted or communicated with all of the Company’s customers with whom it wishes to speak with respect to matters relating to the Business, the Buyer shall be entitled to contact and communicate with such customers during such period. No investigation by the Buyer or its representatives shall offset or limit the scope of the Company’s representations and warranties in this Agreement or limit the Company’s liability for any breach thereof.

6.6                                 Approval of Additional Agreements and Commitments. The Company shall not enter into any agreement or make any commitment for the acquisition by the Company from a third party of services or goods unless such agreement or commitment is expressly approved in writing by the Chief Financial Officer of Buyer.

6.7                                 Advice of Changes. The Company shall promptly advise the Buyer orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, an adverse effect on the Business or the Assets.

6.8                                 Press Release or Public Announcement.  Attached as Exhibit C is a joint press release to be released by Buyer and the Company immediately after execution of this Agreement.  The Company acknowledges that Buyer is a publicly-traded corporation and accordingly, disclosure of information and news concerning Buyer must be effected in a systematic, controlled manner.  Accordingly, the Company shall keep confidential and not disclose to any person or entity (except for its stockholders, tax, accounting and legal advisors and any employee on a “need to know” basis) any information about this Agreement, the proposed transaction or any related matters.

Without limiting the generality of the foregoing, the Company shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer.  Buyer may make any public disclosure it believes in good faith is required by or prudent under applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Buyer will consult with the Company and provide a copy of the proposed release prior to making the disclosure).

6.9                                 Company’s Stockholders Meeting.

(a)                                  The Company, acting through the Company’s Board of Directors, shall, in accordance with applicable law, the Charter and its By-laws, within three business days of the date of this Agreement call, give notice of, and as soon as practicable convene and hold a special meeting of its stockholders following the execution of this Agreement for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”).  It is agreed that, except as expressly permitted pursuant to Section 6.4, the Company and its Board shall not cancel, adjourn or postpone the Stockholders’ Meeting without the prior written consent of Buyer.  Subject to the exercise of its fiduciary obligations in accordance with the provisions of Section 6.4, the Company’s Board shall recommend approval of this Agreement, shall not withdraw or modify such recommendation, and shall take all lawful action to solicit such approval.  Without limiting the generality of the foregoing:  (i) in the event that the Company’s Board withdraws or modifies its recommendation, but this Agreement has not been terminated pursuant to Section 7.1(f), the Company shall cause the Stockholders’ Meeting to be convened and vote taken with respect to this Agreement, and the Company’s Board of Directors shall communicate to the Company’s stockholders its basis for such withdrawal or modification and (ii) in the event that this Agreement has been terminated pursuant to Section 7.1(f) or 7.1(g) and the Termination Fee has been paid in full to Buyer, the Company shall not be obligated to cause the Stockholders’ Meeting to be convened and vote taken with respect to this Agreement.

(b)                                 In connection with the Stockholders’ Meeting, the Company shall, subject to fiduciary obligations under applicable law (i) as soon as practicable after the execution of this Agreement, deliver to Buyer a draft of a proxy statement relating to the Stockholders’ Meeting containing the Company’s Board of Directors’ recommendation in favor of this Agreement (the

“Proxy Statement”), cooperate with Buyer to make such changes thereto as may be reasonably requested by Buyer, (ii) promptly mail the Proxy Statement to the Company’s stockholders, and  (ii) use its reasonable efforts to obtain the necessary approvals of this Agreement by the Company’s stockholders.

ARTICLE VII

TERMINATION

7.1                                 Termination of Agreement. This Agreement may be terminated at any time prior to the consummation of the Closing under the following described circumstances:

(a)                                  upon the mutual written consent of the Company and the Buyer;

(b)                                 by the Buyer, at any time upon written notice delivered to the Company prior to the Closing, if (i) any of the conditions set forth in Section 8.2 shall not be fully satisfied as of the Closing Date (unless failure to satisfy results primarily from Buyer’s breach of any representation, warranty or covenant contained in this Agreement) or (ii) there has been a material breach of any representation, warranty, covenant or agreement by the Company set forth in this Agreement, which breach has not been cured, in the case of a representation or warranty, prior to the Closing Date or, in the case of a covenant or agreement, within five (5) days following receipt by the Company of notice of such breach;

(c)                                  by the Company, at any time upon written notice delivered to the Buyer prior to the Closing, if (i) any of the conditions set forth in Section 8.3 shall not be fully satisfied as of the Closing Date (unless failure to satisfy results primarily from Company’s breach of any representation, warranty or covenant contained in this Agreement) or (ii) there has been a material breach of any representation, warranty, covenant or agreement by the Buyer set forth in this Agreement, which breach has not been cured, in the case of a representation or warranty, prior to the Closing Date or, in the case of a covenant or agreement, within five (5) days following receipt by the Buyer of notice of such breach;

(d)                                 by either the Company or the Buyer if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(e)                                  by either the Company or the Buyer if the Closing shall not have been consummated by the Closing Date, provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(f)                                    by the Company if (A)  the Board of Directors of the Company, subject to complying with the terms and conditions of Section 6.4 of this Agreement, shall have authorized the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Buyer in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (B) Buyer does not make, within five business days after receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company’s Board of Directors determines in good faith is at least as favorable as the Superior Proposal, taking into account, to the extent relevant, the long term prospects and interests of the Company and its stockholders and (C) the Termination Fee (as defined in Section 7.2(b)) is paid to Buyer in accordance with Section 7.2(b); or

(g)                                 by Buyer if the Board of Directors of the Company shall have (A) withdrawn, modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement or (B) recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Buyer (or the Board of Directors resolves to do any of the foregoing).

7.2                                 Effect of Termination. (a) In the event of termination of this Agreement as provided in Sections 7.1 (a) – (e), neither party shall have further liability to the other under this Agreement, provided however that nothing contained herein shall relieve any party hereto from liability for fraud or the breach of its representation, warranties, covenants or agreements contained in this Agreement.

(b)                                 The Company shall pay to Buyer by wire transfer of immediately available funds one hundred seventy-five thousand dollars ($175,000.00) (the “Termination Fee”) if (i) the Company terminates this Agreement pursuant to Section 7.1(f), in which case the Termination Fee must be paid simultaneously with such termination, (ii) Buyer terminates this Agreement pursuant to Section 7.1(g), in which case the Termination Fee must be paid within one (1) business day after demand therefor by Buyer; or (iii) this Agreement is terminated for any reason (other than as a result of the failure of Buyer to fulfill any material obligation under this Agreement) at any time after an Acquisition Proposal has been received by the Company and within twelve (12) months after such a termination, the Company completes either a stock sale, asset sale, merger, consolidation or other business combination between the Company and the Potential Acquiror who made such Acquisition Proposal or any of its affiliates, in which case the Termination Fee must be paid immediately at the time of the completion of such sale, merger, consolidation or other business combination.  The parties agree and acknowledge that the Termination Fee is not a penalty, but rather an agreed upon amount intended to reimburse Buyer for its costs and expenses in connection with due diligence, negotiation of the proposed transaction and strategy development for the combined companies.  Without limitation, such costs and expenses include not only out-of-pocket expenses such as legal fees, and travel costs, but also to reimburse the Buyer for the costs of compensation to Buyer’s officers and employees who have dedicated substantial time in due diligence, negotiations and strategy development for the combined entities.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1                                 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the transactions contemplated hereby shall be subject to the satisfaction as of the

Closing of the following conditions: (i) no Litigation by any third party or governmental authority with respect to the transactions contemplated hereby shall be pending or threatened in writing, and (ii) no injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any governmental authority challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions.

8.2                                 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by the Buyer:

(a)                                  Conduct of Business in Ordinary Course. The Company shall have carried on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill, Assets or Business shall not be impaired in any material respect at the Closing Date.  In furtherance and not in limitation of the foregoing, the Company shall have: (i) maintained and kept in full force existing insurance; (ii) maintained its books and records in the regular and ordinary manner on a basis consistent with the past practices; and (iii) performed and complied in all material respects with its obligations under all contracts and agreements.

(b)                                 Financial Condition. (1) The Company shall transfer to Buyer at Closing cash equal to $226,436, plus cash collected by Company from accounts receivable after September 30, 2003, plus other cash collected by Company after September 30, 2003 from customers for pre-payments or other matters, minus amounts paid by the Company for items listed on Schedule 1.3 (provided such payments were approved in writing by Buyer pursuant to Section 6.2), minus the amount of any item listed on Schedule 1.3 that by agreement of the parties the Company does not transfer to Buyer at Closing.

(2)                                  To the extent the Company’s cash at Closing to be transferred to Buyer is less than the number calculated under Section 8(b)(1), or at Closing the Company requests that Buyer assume additional liabilities not set forth in Schedule 1.3 or approved in writing by Buyer pursuant to Section 6.6, then Buyer agrees to discuss with Company in good faith the reasons for such cash shortfall or increased assumed liabilities and will in good faith consider closing the transaction despite such cash shortfall or increased liabilities.  The parties hereby agree that notwithstanding the Buyer’s good faith discussions and considerations, Buyer shall not be obligated to close if the sum of the cash shortfall and the increased assumed liabilities exceeds $8,950.

(c)                                  No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing with respect to the Company.

(d)                                 Approvals and Third Party Consents. Each of the third party consents, shareholder and other approvals required to effect the transactions contemplated by this Agreement shall have been given or obtained.

(e)                                  Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Company to such effect and such certificate shall be deemed to be a representation and warranty of the Company as of the time immediately preceding the Closing.

(f)                                    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Buyer shall have received a certificate signed on behalf of the Company to such effect.

(g)                                 Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement.

(h)                                 Delivery of Other Closing Documents. The Buyer shall have received all documents and other items to be delivered under Section 5.2 herein.

(i)                                     Absence of Litigation. Except as set forth on Schedule 3.10, no Litigation shall have been instituted or threatened in connection with the Business or the Assets.

(j)                                     Stock Purchase Agreement. Certain accredited investors shall have executed the Stock Purchase Agreement providing for the purchase and sale of $400,000 of Buyer’s Common Stock attached hereto as Exhibit D (the “Stock Purchase Agreement”) and shall have deposited the $400,000 in escrow with Bass, Berry & Sims, LLC, as escrow agent.

(k)                                  Renegotiation of Consortium Agreement.  That (1) the Participation Agreement between the Company and Duke University, Emory HealthCare, Inc. Oregon Health Sciences University, Vanderbilt University and others, as amended by (i) four Modifications dated September 18, 2003 and (ii) a Mutual Termination Agreement and Release with The Washington University dated September 30, 2003, remains in full force and effect, and (2) a Termination Agreement with Mt. Sinai NYU Health, as described in Schedule 3.23, in form satisfactory to Buyer, has been executed and is effective.

(l)                                     Thrailkill Employment Agreement.  Buyer and Eric W. Thrailkill shall have entered into an Employment Agreement in the form attached as Exhibit E.

(m)                               Collection of Accounts Receivable.  The Company shall have collected its accounts receivable so that at Closing no account receivable is more than 90 days old, or if there are any uncollected accounts receivable more than 90 days old, the Company shall deliver a signed confirmation from each such account debtor confirming that the account receivable is valid and not subject to set-off or adjustment.

8.3                                 Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by the Company:

(a)                                  Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer or representative of the Buyer to such effect and such certificate shall be deemed to be a representation and warranty of the Buyer as of the time immediately preceding the Closing.

(b)                                 Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer or representative of the Buyer to such effect.

(c)                                  Registration Rights Agreement. The Buyer shall have entered into the Registration Rights Agreement.

(d)                                 Delivery of Other Closing Documents. The Company shall have received all documents and other items to be delivered under Section 5.3 above.

(e)                                  Board of Directors.  Ford S. Worthy shall have been appointed to Buyer’s Board of Directors as a Class II Director (term expires 2004) and Harry Jacobson shall have been appointed to Buyer’s Board of Directors as a Class III Director (term expires 2005), with such appointments to be effective upon the Closing.

ARTICLE IX

COVENANTS AFTER CLOSING

9.1                                 Nonassignable Contracts and Permits. To the extent that the assignment hereunder by the Company to the Buyer of any contract or agreement is not permitted or is not permitted without the consent of any other party to the contract or agreement, this Agreement shall not be deemed to constitute an assignment of any such contract or agreement if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such contract or agreement, and the Buyer shall not assume any obligations or liabilities thereunder. In such event, the Company shall continue to be obligated to, and shall use its reasonable efforts to, obtain such consents and shall cooperate with the Buyer in any arrangement designed to provide the Buyer with the rights and benefits (subject to the obligations) under any such contracts, agreements or permits.

9.2                                 Access to Information. After the Closing Date, the Company will give, or cause to be given, to the Buyer and its representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents and, at the Company’s expense, copies of titles, contracts, books, records, files and documents as is necessary to allow the Buyer to obtain information in connection with the preparation, filing and any audit of the Company’s tax returns and any claims, demands, other audits, suits, actions or proceedings by or against the Buyer as the owner and operator of the Assets and the Business and the preparation and filing of the Form 8-K to be filed by Buyer with the SEC following the Closing.  The Company agrees to cooperate fully with the Buyer after the Closing Date with respect to any claims, demands, tax or other audits, suits, actions and proceedings by or against the Company as the previous owner and operator of the Assets or the Business.

9.3                                 Company’s Employees.

(a)                                  Buyer will offer employment, commencing as of the Closing Date, at substantially the same wages, salary and hours in effect immediately prior to the Closing, to all Company employees listed on Schedule 9.3, subject to such employee continuing to act in good faith in the interest of the Company.  Those employees who shall accept said offer of employment with Buyer and who shall actually commence active employment with Buyer shall collectively be referred to as the “Continuing Employees.”  The Continuing Employees shall be eligible for Buyer’s benefit plans as set forth on Schedule 9.3.

Notwithstanding the foregoing, and without breaching the foregoing, Buyer reserves the right to review staffing levels, wages, benefits and conditions of employment after the Closing, and to make appropriate changes, if in its judgment such changes are necessary in light of then existing business conditions.

(b)  Unless expressly listed as an Assumed Liability on Schedule 1.3, the Company shall: (i) retain responsibility for any hospital, medical, dental, life insurance, disability, profit-sharing, 401(K), workers’ compensation and other employee welfare benefit plan premiums due and payable for coverage prior to the Closing Date (ii) remain responsible for paying all unpaid wages, salaries, vacation, sick-leave or other time-off pay accrued by all Company employees through the Closing Date; (iii) pay to all Continuing Employees all benefits accrued to such employees prior to the Closing Date (including, without limitation, vacation pay and time-off pay) as soon as practicable after Closing, but in no event more than 14 days after Closing.

(c) Hospital, medical, dental, life insurance, disability, workers’ compensation and other employee welfare benefit plans listed on Schedule 9.3 for Continuing Employees accruing on or after the Closing Date shall be the responsibility of Buyer.

(d)  No provision of this Section 9.3 shall create any third-party-beneficiary rights in any Continuing Employee, employee or former employee (including any beneficiary thereof) of the Company or the Buyer.

9.4 Liability for Taxes. Except as expressly set forth on Schedule 1.3, the following provisions shall govern the allocation of responsibility as between the Buyer and the Company for certain tax matters following the Closing Date:

(a)                                  Company’s Indemnification for Taxes. The Company shall indemnify and hold the Buyer harmless from and against all liabilities for taxes attributable to all periods ending prior to the Closing Date imposed with respect to and due and owing from the Company or attributable to the operations of the Business or the ownership of the Assets prior to the Closing Date to the extent such taxes have not been paid.

(b)                                 Returns for Tax Periods Ending on or Before the Closing Date. The Company shall file (or cause to be filed) any tax returns of the Company for tax periods ending on or before the Closing Date for which tax returns shall not have been filed before the Closing Date. Such tax returns shall be prepared on a basis consistent with past practice to the extent such past practice is consistent with all federal, state, local and foreign tax laws, rules and regulations. The Company shall reimburse the Buyer for such taxes with respect to such periods within five (5) days of payment of such taxes by the Buyer to the extent such taxes have not been paid.

9.5                                 Distribution of Share Consideration and Warrant. At the time of, and in connection with, the dissolution of the Company and the distribution of its remaining assets and properties, including, but not limited to the Share Consideration and Warrant, to the Company’s stockholders:

(a)                                  the Company shall take such action as may be required to cause each stockholder of the Company entitled to receive distribution of the Share Consideration and Warrant (the “Company Stockholders”), as a condition of receiving the Share Consideration and Warrant, to provide to Buyer a representation that such Company Stockholder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as then in effect, and additional representations and warranties substantially to those contained in Section 3.20 (the “Stockholder Representations”); and

(b)                                 subject to the receipt by Buyer of executed Stockholder Representations and stock assignments duly executed by the Company transferring the Share Consideration and Warrant to the Company Stockholders, Buyer shall take such action as may be required on the part of Buyer to (i) effect the transfer of the shares representing the Share Consideration and Warrant to the Company Stockholders and (ii) cause the Company Stockholders to become parties to the Registration Rights Agreement.

9.6                                 Further Assurances. After the Closing, each of the parties will execute, deliver, acknowledge or supply such further documents, instruments and assurances as shall be reasonably necessary or appropriate to carry out the full intent and purposes of this Agreement.  In furtherance and not in limitation of the foregoing, the Company will execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to effectively transfer and assign to, and vest in, Buyer the Assets free and clear of any Encumbrances.  After the Closing, the Company shall promptly remit and endorse over to Buyer any checks or other payments made payable to the Company relating to accounts receivable or other Assets transferred to Buyer.

9.7                                 Press Release or Public Announcement.  The Company shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer (which approval shall not be unreasonably withheld following the Closing).  Buyer may make any public disclosure it believes in good faith is required by or prudent under applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Buyer will consult with the Company prior to making the disclosure).

ARTICLE X

MISCELLANEOUS

10.1                           Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to the Company:	with a copy to:

	EBM Solutions, Inc.	Bass, Berry & Sims PLC
	3401 West End Avenue, Suite 510	315 Deaderick Street, Suite 2700
	Nashville, Tennessee 37203	Nashville, Tennessee 37238-3001
	Fax: (615) 259-1470	Fax: (615) 742-2753
	Attention: Eric W. Thrailkill	Attention: J. Page Davidson, Esq.

(b)	If to the Buyer:	with a copy to:

	HealthGate Data Corp.	Rich May, a Professional Corporation
	25 Corporate Drive	176 Federal Street
	Burlington, Massachusetts 01803	Boston, Massachusetts 02110
	Fax: (781) 685-4040	Fax: (617) 556-3890
	Attention: William S. Reece	Attention: Stephen M. Kane, Esq.

Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three (3) days after the date of mailing if sent by certified or registered mail, (iii) one (1) day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding business day after transmission by facsimile.

10.2                           Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

10.3                           Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on the Buyer only if such amendment or waiver is set forth in a writing executed by the Buyer, and provided that any such amendment or waiver will be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

10.4                           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

10.5                           Construction. This Agreement and the transactions contemplated hereby will be governed and construed by and enforced in accordance with the laws of the State of Delaware.

10.6                           Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party.

10.7                           Entire Agreement. This Agreement, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the Mutual Non-Disclosure Agreement dated May 8, 2003, set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

10.8                           Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including, without limitation, all legal and accounting expenses related thereto.

10.9                           Authority to Act. Any individual executing this Agreement on behalf of a business organization does hereby represent and warrant that he or she has implied or express authority to enter into this Agreement on behalf of such business organization which he or she represents.

10.10                     Attorneys’ Fees. In the event Litigation is brought by either party in connection with this Agreement, the prevailing party in such Litigation shall be entitled to recover from the other party all attorneys’ fees reasonably incurred by such prevailing party in the Litigation.

10.11                     No Third Party Benefits.  This Agreement is entered into solely for the benefit of Buyer and the Company, and nothing in this Agreement will be construed as giving any person other than Buyer and the Company, any right, remedy or claim under this Agreement.  In furtherance and not in limitation of the foregoing this agreement does not give any right or benefit to any stockholder of the Company.

10.12                     No Survival of Representations and Warranties.  None of the representations and warranties made in this Agreement shall survive after the Closing Date.  This Section 10.12 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:	HEALTHGATE DATA CORP.

	By:	/s/ William S. Reece
William S. Reece
Chairman and Chief Executive Officer

COMPANY:	EBM SOLUTIONS, INC.

	By:	/s/ Eric Thrailkill
Name: Eric W. Thrailkill
Title: President and Chief Operating Officer

Schedules and Exhibits

Schedule 1.1(a) - Software

Schedule 1.1(b) - Proprietary Rights

Schedule 1.1(c) - Hardware and Equipment

Schedule 1.1(d) - Contracts

Schedule 1.1(h) - Permits

Schedule 1.1(k) - Domain Names

Schedule 1.1(a) - Software

Schedule 1.3 - Assumed Liabilities

Schedule 9.3 - Continuing Employees and HealthGate benefits as of the Closing Date

EBM Solutions Schedule of Exceptions

HealthGate Schedule of Exceptions

Exhibit A - Form of Warrant

Exhibit B - Registration Rights Agreement

Exhibit C – Joint Press Release

Exhibit D - Stock Purchase Agreement

Exhibit E - Employment Agreement between Buyer and Eric W. Thrailkill

Exhibit F – Transferee Acknowledgement Statement